UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report

(Date of earliest event reported)

September 6, 2016

MARINUS PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36576	20-0198082
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

170 N. Radnor Chester Rd, Suite 250 Radnor, PA	19087
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (484) 801-4670

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                                        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 6, 2016, the Board of Directors (the “Board”) of Marinus Pharmaceuticals, Inc. (the “Company”), appointed Seth H.Z. Fischer as a director of the Company.  Mr. Fischer will serve as a Class II member of the Board.  The terms of Class II directors expire at the 2019 Annual Meeting of Shareholders.

Mr. Fischer has more than three decades of healthcare experience in the pharmaceutical and medical device industry.  Since 2013, he has served as Chief Executive Officer and a Director of Vivus, Inc., a publicly traded biopharmaceutical company commercializing and developing innovative, next-generation therapies to address unmet needs in obesity, diabetes, sleep apnea, and sexual health.  Mr. Fischer also serves as a member of the Board of Directors of BioSig Technologies, Inc. and Agile Therapeutics, Inc., and is an advisor to MedHab, LLC.  He has served in positions of increasing responsibility with Johnson & Johnson from 1983 until his retirement in 2012.  Most recently, Mr. Fischer served as Company Group Chairman Johnson & Johnson and Worldwide Franchise Chairman, Cordis Corporation from 2008 to 2012, and as Company Group Chairman, North America Pharmaceuticals from 2004 to 2007, which included responsibilities for Ortho-McNeil Pharmaceuticals, Janssen and Scios.  Prior to that, Mr. Fischer served as President of Ortho-McNeil Pharmaceuticals from 2000 to 2004. His operating responsibilities encompassed the commercialization of products in multiple therapeutic categories including Topamax® for epilepsy and migraines and products in the neurologic, analgesic, anti-infective, cardiovascular, psychiatric and women’s health areas, including ORTHO EVRA®, one of the most successful contraceptive launches in the U.S and the first ever contraceptive patch.  He earned a bachelor’s degree in general studies from Ohio University and served as a captain in the U.S. Air Force.

Mr. Fischer will receive the standard compensation amounts payable to non-employee directors of the Company, which includes an annual cash retainer of $40,000.  His annual cash retainer will be pro-rated for 2016 to reflect his expected term of service during the calendar year. Also pursuant to these arrangements, on September 6, 2016, Mr. Fischer received an initial grant of an option to purchase 15,400 shares of the Company’s common stock with an exercise price equal to the closing price of the Company’s common stock on the date of grant, and 6,600 restricted shares of the Company’s common stock. The options vest in 24 equal monthly installments beginning on September 6, 2017, subject to his continued service on the Board through each vesting date.  The restricted shares vest on September 6, 2017, subject to his continued service on the Board through the vesting date.

Mr. Fischer and the Company also entered into an indemnification agreement requiring the Company to indemnify him to the fullest extent permitted under Delaware law with respect to his service as a director.  The indemnification agreement is in the form entered into with the Company’s other directors, which was previously filed with the Company’s Registration Statement on Form S-1 on May 12, 2014.

There is no arrangement or understanding between Mr. Fischer and any other person pursuant to which Mr. Fischer was appointed as a director.  The Board has determined that Mr. Fischer is an independent director in accordance with applicable rules of the Securities and Exchange Commission and the Nasdaq Stock Market.

Also on September 6, 2016, Anand Mehra M.D., a director of the Company, notified the Board that he was resigning from the Board effective immediately, so that he may devote his full time and efforts to his other commitments.  The Company notes that Dr. Mehra’s resignation was not the result of any disagreement with the Company relating to the Company’s operations, policies or practices.  The Company and the Board wish to thank Dr. Mehra for his dedication and service to the Company.

Item 7.01.                                        Regulation FD Disclosure

On September 7, 2016, the Company issued a press release announcing that Seth H.Z. Fischer had been appointed to the Board and that Anand Mehra, M.D., had resigned from the Board.  The Company is furnishing a copy of the press release, which is attached hereto as Exhibit 99.1.

The information furnished pursuant to this Item 7.01 shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed to be incorporated by reference into any of the Company’s filings with the Securities and Exchange Commission under the Exchange Act or the Securities Act of 1933, whether made before or after the date hereof, regardless of any general incorporation language in such a filing, except as expressly set forth by specific reference in such a filing. Except as required by law, we undertake no duty or obligation to publicly update or revise the information so furnished.

Item 9.01.                                        Financial Statements and Exhibits.

(d)     Exhibits

Exhibit No.	Description

99.1	Press Release, dated September 7, 2016, of Marinus Pharmaceuticals, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARINUS PHARMACEUTICALS, INC.

By:	/s/ Edward Smith
Edward Smith,
Vice President, Chief Financial Officer,
Secretary and Treasurer

Date:  September 7, 2016